Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

5 Year Autocallable Barrier Securities Linked to SPXF4EV6

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER (ticker: “SPXF4EV6”) (the “Index”)
Pricing date:	September 25, 2026
Valuation dates:	Monthly, beginning approximately one year after issuance
Final valuation date:	September 25, 2031
Maturity date:	September 30, 2031
Return amount:	$1,000 × the underlying return × the upside participation rate
Upside participation rate:	300.00%
Final barrier value:	50.00% of the initial underlying value
Automatic early redemption:

If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the premium

Premium:	21.9996% per annum
CUSIP / ISIN:	17334CUT9 / US17334CUT97
Initial underlying value:	The closing value on the pricing date
Final underlying value:	The closing value on the final valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Payment at maturity (if not autocalled):

•If the final underlying value is greater than the initial underlying value:

$1,000 + the return amount

•If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final barrier value:

$1,000

•If the final underlying value is less than the final barrier value:

$1,000 + ($1,000 × the underlying return)

If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated August 28, 2026

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security

Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value	Premium	Hypothetical Redemption
September 28, 2027	22.00%	$1,220.00
October 25, 2027	23.8333%	$1,238.333
November 26, 2027	25.6667%	$1,256.667
December 27, 2027	27.50%	$1,275.00
January 25, 2028	29.3333%	$1,293.333
February 25, 2028	31.1667%	$1,311.667
March 27, 2028	33.00%	$1,330.00
April 25, 2028	34.8333%	$1,348.333
May 25, 2028	36.6667%	$1,366.667
June 26, 2028	38.50%	$1,385.00
July 25, 2028	40.3333%	$1,403.333
August 25, 2028	42.1667%	$1,421.667
September 25, 2028	44.00%	$1,440.00
October 25, 2028	45.8333%	$1,458.333
November 27, 2028	47.6667%	$1,476.667
December 26, 2028	49.50%	$1,495.00
January 25, 2029	51.3333%	$1,513.333
February 26, 2029	53.1667%	$1,531.667
March 26, 2029	55.00%	$1,550.00
April 25, 2029	56.8333%	$1,568.333
May 25, 2029	58.6667%	$1,586.667
June 25, 2029	60.50%	$1,605.00
July 25, 2029	62.3333%	$1,623.333
August 27, 2029	64.1667%	$1,641.667
September 25, 2029	66.00%	$1,660.00
October 25, 2029	67.8333%	$1,678.333
November 26, 2029	69.6667%	$1,696.667
December 26, 2029	71.50%	$1,715.00
January 25, 2030	73.3333%	$1,733.333
February 25, 2030	75.1667%	$1,751.667
March 25, 2030	77.00%	$1,770.00
April 25, 2030	78.8333%	$1,788.333
May 28, 2030	80.6667%	$1,806.667
June 25, 2030	82.50%	$1,825.00
July 25, 2030	84.3333%	$1,843.333
August 26, 2030	86.1667%	$1,861.667
September 25, 2030	88.00%	$1,880.00
October 25, 2030	89.8333%	$1,898.333
November 25, 2030	91.6667%	$1,916.667
December 26, 2030	93.50%	$1,935.00
January 27, 2031	95.3333%	$1,953.333
February 25, 2031	97.1667%	$1,971.667
March 25, 2031	99.00%	$1,990.00
April 25, 2031	100.8333%	$2,008.333
May 27, 2031	102.6667%	$2,026.667
June 25, 2031	104.50%	$2,045.00
July 25, 2031	106.3333%	$2,063.333
August 25, 2031	108.1667%	$2,081.667

If the closing value of the underlying is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium.

Hypothetical Payment at Maturity per Security

◼ The Underlying	◼ The Securities

Assumes the securities have not been automatically redeemed prior to maturity.

	Hypothetical Underlying Return on Final Valuation Date	Hypothetical Security Return	Hypothetical Payment at Maturity
	50.00%	150.00%	$2,500.00
C	25.00%	75.00%	$1,750.00
	5.00%	15.00%	$1,150.00
	0.00%	0.00%	$1,000.00
B	-25.00%	0.00%	$1,000.00
	-50.00%	0.00%	$1,000.00
	-50.01%	-50.01%	$499.90
A	-75.00%	-75.00%	$250.00
	-100.00%	-100.00%	$0.00

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

Selected Risk Considerations

•You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

•The securities do not pay interest.

•You will not receive dividends or have any other rights with respect to the underlying.

•The securities may be automatically redeemed prior to maturity.

•The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates.

•The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.

•The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•The issuer and its affiliates may have conflicts of interest with you.

•The U.S. federal tax consequences of an investment in the securities are unclear.

•The Index is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index.

•The Index may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index.

•The Index may be adversely affected by a time lag in its volatility targeting mechanism.

•The Index may be adversely affected by a “decay” effect.

•The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost.

•The performance of the Index will be reduced by a decrement of 6% per annum.

•The Index may not fully participate in any appreciation of the Underlying Futures Index.

•The Index may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility.

•The Index may significantly underperform the S&P 500® Index.

•The Index has limited actual performance information.

•An affiliate of ours participated in the development of the Index.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.